Exhibit 2.1

RESTRUCTURING AGREEMENT

dated as of December 10, 2003

among

FDFS HOLDINGS, LLC,

FIRST DATA CORPORATION,

M&C INTERNATIONAL,

KARIM MASKATIYA,

ROBERT CUCINOTTA,

and

GLOBAL CASH ACCESS, L.L.C.

TABLE OF CONTENTS

ARTICLE I DEFINITITIONS	2

1.1 Definitions	1
1.2 Interpretation	6

ARTICLE II CLOSING	6

2.1 Time and Place of Closing	6
2.2 Closing Actions	6
2.3 M&C’s Additional Closing Date Deliveries	8
2.4 FDFS’s Additional Closing Date Deliveries	9

ARTICLE III REPRESENTATIONS AND WARRANTIES	10

3.1 Representations and Warranties of FDC and FDFS	10
3.2 Representations and Warrnties of the FDC & FDFS Regarding the Company	11
3.3 Representations and Warranties of the M&C Parties	14

ARTICLE IV ADDITIONAL AGREEMENTS	16

4.1 No Public Announcement	16
4.2 Taxes	16
4.3 Regulatory Matters	16
4.4 Nonsolicitation of Third Party Proposals	16
4.5 Mutual Release	17
4.6 Notifications; Further Assurances	18
4.7 HSR Filing	18
4.8 Guaranties	19
4.9 Delivery of Books and Records	19
4.10 Termination of Powers of Attorney	19
4.11 Covenant Not to Compete	20
4.12 Termination of Certain Agreements	20
4.13 Employee Matters	20
4.14 Covenant Not to Sue	20
4.15 Transition Matters	21
4.16 Updating Schedule 3.2 (H)	21
4.17 Service Location Reports	21
4.18 Account Reconciliation	22
4.19 Additional Agreements	22

ARTICLE V INDEMNIFICATION	22

5.1 Indemnification by the M&C Parties	22

i

5.2 Indemnification by FDFS and FDC	23
5.3 Notice of Claims; Calculation of Loss or Expense	24
5.4 Third Person Claims	25
5.5 Scope of Indemnity	26
5.6 Limitations on Damages	26
5.7 No Indemnification Under LLC Agreement	26

ARTICLE VI CONDITIONS TO CLOSING	26

6.1 Condition to FDFS’s Obligations	26
6.2 Conditions to M&C Parties’ Obligation	27

ARTICLE VII TERMINATION	28

7.1 Termination	28
7.2 Notice of Termination	28
7.3 Effect of Termination	28

ARTICLE VIII MISCELLANEOUS PROVISIONS	29

8.1 Counterparts	29
8.2 Entire Agreement	29
8.3 Partial Invalidity	29
8.4 Amendment	29
8.5 Governing Law	29
8.6 Waiver	29
8.7 Further Assurances	29
8.8 Expenses	30
8.9 Survival of Obligations	30
8.10 Confidential Nature of Information	30
8.11 Notices	31
8.12 Successors and Assigns	32
8.13 Access to Records	32
8.14 Disclaimer of Warranties	33
8.15 No Third Party Beneficiaries	33

ii

EXHIBITS AND SCHEDULES

Exhibit A	Membership Unit Purchase Agreement

Exhibit B	Membership Unit Redemption Agreement

Exhibit C	Sponsorship Indemnification Agreement

Exhibit D	Amended and Restated Network Agency Agreement (including Agent Application form and Compliance Acknowledgement)

Exhibit E	Amendment No. 3 to IPS Agreement

Exhibit F	Amendment No. 2 to IPS Canada Agreement

Exhibit G	Amendment No. 2 to the Marketing Agreement

Exhibit H	Form of Opinion of Counsel to M&C

Exhibit I	Form of Opinion of Counsel to FDC

Exhibit J	Amendment to ATM Sponsorship Agreement

Schedule 3.2(A)	Qualifications to do Business

Schedule 3.2(D)	Proceedings

Schedule 3.2(E)	Permits

Schedule 3.2(F)	2002 Financial Statements

Schedule 3.2(G)	Taxes

Schedule 3.2(H)	FDC Related Person Contracts

Schedule 4.5(A)	Retained Obligations

Schedule 4.5(B)	Retained Obligations

Schedule 4.5(C)	Retained Obligations

Schedule 4.8	Guaranties

Schedule 4.13	Transferring Employees

Schedule 4.15	Covenant Not to Sue

iii

RESTRUCTURING AGREEMENT

THIS RESTRUCTURING AGREEMENT is made and entered into as of December 10, 2003 (this “Agreement”), by and among M&C International, a Nevada corporation (“M&C”), FDFS Holdings, LLC, a Delaware limited liability company (“FDFS”), First Data Corporation, a Delaware corporation (“FDC”), Karim Maskatiya, Robert Cucinotta, and Global Cash Access, LLC, a Delaware limited liability company (the “Company”).

RECITALS

WHEREAS, M&C and First Data Financial Services, L.L.C. previously formed the Company to provide certain services to Gaming Establishments (as defined herein) and/or gaming patrons at Gaming Establishments;

WHEREAS, the business of the Company has been conducted pursuant to a Limited Liability Company Agreement, dated as of July 9, 1998, as amended and restated September 10, 1998 and as further amended by Amendment No.1 thereto dated as of September 18, 2000 (the “LLC Agreement”), among M&C, FDFS and the Company;

WHEREAS, FDFS owns 958 Membership Units (as defined herein), representing sixty-seven percent (67%) of the outstanding Membership Units of the Company, and M&C owns 472 Membership Units, representing thirty-three percent (33%) of the outstanding Membership Units of the Company;

WHEREAS, M&C and FDFS desire to restructure the ownership of the Membership Units in the Company, so that (a) a portion of the Membership Units owned by FDFS will have been redeemed, (b) the remaining portion of the Membership Units owned by FDFS will have been sold to M&C (or an assignee of M&C pursuant to Section 8.12), and (c) the Company may, concurrent with consummation of the transactions described in (a) and (b) issue new Membership Units to a third party unaffiliated with M&C; and

WHEREAS, in connection therewith, the parties intend to enter into this Agreement and the Ancillary Agreements (as defined herein).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. In this Agreement, unless otherwise specifically stated, the capitalized terms used herein shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, owns or controls, is owned or controlled by, or is under common control with, such Person. As used herein, “control” means the power to direct the management or affairs of a Person and “ownership” means the beneficial ownership of more than 50% of the equity securities of the Person.

“Ancillary Agreements” means the Membership Unit Redemption Agreement, the Membership Unit Purchase Agreement, the Sponsorship Indemnification Agreement, Amendment No. 3 to IPS Amendment, Amendment No. 2 to IPS Canada Agreement, Amendment No. 2 to the Marketing Agreement, Amendment No. 1 to the ATM Sponsorship Agreement and the Amended and Restated Network Agency Agreement.

“ATM Sponsorship Agreement” means the Automatic Teller Machine Sponsorship Agreement dated as of November 12, 2002 between the Company and First Financial Bank (formerly known as Western Union Bank).

“Canada Money Order Trust Agreement” means the Money Order Trust Agreement dated as of December 3, 1998 between Integrated Payment Systems Canada Inc. and CashCall, as amended as of December 17, 1999.

“CashCall” means CashCall Systems, Inc., a corporation organized under the laws of Canada.

“Casino ATM” means Casino ATM, LLC, a Delaware limited liability company.

“CCS” means Casino Credit Services, LLC, a Delaware limited liability company.

“Central Credit” means Central Credit, LLC, a Delaware limited liability company.

“Claim Notice” has the meaning specified in Section 5.3(a).

“Closing” has the meaning specified in Section 2.1.

“Closing Date” has the meaning specified in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

“Company” means Global Cash Access, L.L.C., a Delaware limited liability company.

“Company Affiliate” means each of the Company, QuikPlay, Casino ATM, CCS, CashCall and Central Credit.

“Consequential Damages” means any liability, Loss, Expense or damage, whether in an action arising out of breach of warranty, breach of contract, delay, negligence, any theory of tort, strict liability or other legal or equitable theory, for indirect, special, reliance, exemplary, punitive, incidental or consequential damages or commercial loss, injury or damage, including, without limitation, loss of revenues, profits or use of capital or production.

“Contribution Agreement” means the Contribution and Option Agreement dated as of July 9, 1998 among M&C, BA Merchant Services, Inc., First Data Financial Services, LLC, Karim Maskatiya, Robert Cucinotta and the Company (joined by FDC with respect to Section 10.1 thereof).

“Copyrights” means United States and foreign copyrights, copyrightable works, whether registered or unregistered, and pending applications to register the same.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal or other Governmental Body and any award in any arbitration proceeding.

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or title retention agreement, defect in title, covenant or other restriction of any kind.

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against under the applicable agreement (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and expenses of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“FDC” means First Data Corporation, a Delaware corporation.

“FDC Related Person” or “FDC Related Persons” means FDC and/or its Affiliates (excluding any Company Affiliate), whether or not such Person is a party to this Agreement or an Ancillary Agreement.

“FDFS” means FDFS Holdings, LLC, a Delaware limited liability company.

“FDFS, LLC” means First Data Financial Services, L.L.C., a Delaware limited liability company.

“FDC Group Member” means each of the FDC Related Persons, and the respective directors, officers, employees, agents and assigns thereof.

“Final Distribution” means a distribution to the Members in proportion to such Members’ Membership Units (prior to the transactions contemplated by this Agreement) of all Distributable Funds (as defined in the LLC Agreement); provided that reserves shall be calculated in the ordinary course consistent with past practice; and, provided further, that the obligation to cause a letter of credit to be issued to FDC in the amount of $1,000,000 together with instructions to the issuer of such letter of credit to make payments to FDC thereunder for any indemnified amounts pursuant to the Sponsorship Indemnification Agreement shall not be considered in calculating the amount of Distributable Funds.

“Gaming Establishment” means a location at which wagering or gaming activities are the primary business conducted.

“Gaming Regulations” means the Requirements of Law applicable to a service provider for a Gaming Establishment.

“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning specified in Section 5.3(a).

“Indemnitor” has the meaning specified in Section 5.3(a).

“Intellectual Property Rights” means Copyrights, Patent Rights, Trademarks and Trade Secrets.

“Knowledge” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter by (a) Mr. Maskatiya or Mr. Cucinotta, if used in reference to either of them, (b) Mr. Maskatiya, Mr. Cucinotta, Kirk Sanford, Pamela Shinkle and Robert Fry, if used in reference to M&C or a Company Affiliate, and (c) Charles Fote, Kimberly Patmore, Brent Willing, Terry Woods, Paula Redmond, Mike Rodin and Alan Bethscheider, in the case of any FDC Related Person. An individual shall be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if (i) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records that would reasonably be expected to be reviewed by such individual upon reasonable due investigation, or (ii) such knowledge could be obtained from reasonable inquiry of subordinates charged with administrative or operational responsibility for the matters in question.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges.

“M&C Group Member” means each of the M&C Parties, their Affiliates, the Company and the respective directors, officers, shareholders, employees, agents and assigns thereof.

“M&C Party” or “M&C Parties” means M&C, Mr. Maskatiya and/or Mr. Cucinotta .

“Members” means at any time the Persons who own Membership Units in the Company.

“Membership Unit” has the meaning specified in the LLC Agreement.

“Money Order Trust Agreement” means the Money Order Trust Agreement effective as of December 3, 1998, between Integrated Payment Systems Inc. and the Company, as amended as of December 17, 1999 and December 1, 2001.

“Network Agency Agreement” means the Network Agency Agreement dated as of April 16, 1994, between Western Union and Comdata Network, Inc. (predecessor in interest to the Company).

“Patent Rights” means all United States and foreign patents, patent applications, including, without limitation, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable or reduced to practice) and improvements thereto.

“Party” means a party to this Agreement.

“Person” means any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, governmental agency, cooperative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person as the context may require.

“QuikPlay” means QuikPlay, LLC, a Delaware limited liability company.

“Requirements of Law” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body or common law or any consent decree or settlement agreement entered into with any Governmental Body.

“Service Agreements” mean the Telecheck Marketing Agreement, the Network Agency Agreement, the Money Order Trust Agreement, the Canada Money Order Trust Agreement, and the ATM Sponsorship Agreement.

“Tax” (and, with the correlative meaning, “Taxes”) means any federal, state, local or foreign tax, custom, duty, governmental fee or other like assessments or charge of any kind, but solely to the extent imposed on net income, together with any interest or any penalty thereon, imposed by any Governmental Body.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“TeleCheck” means TRS Recovery Services, Inc. (formerly known as TeleCheck Recovery Services, Inc.), a Delaware corporation.

“TeleCheck Marketing Agreement” means the Marketing Agreement dated as of July 9, 1998, by and between TRS Recovery Services, Inc. (formerly known as TeleCheck Recovery Services, Inc.) and the Company, as amended as of June 1, 2003.

“Trademarks” means United States, state and foreign trademarks, service marks, domain names, logos, trade dress and trade names, whether registered or unregistered, and pending applications to register the foregoing.

“Trade Secrets” means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports or other proprietary information.

1.2 Interpretation. Each definition used in this Agreement includes the singular and the plural, and reference to the neuter gender includes the masculine and feminine where appropriate. Reference to any Requirements of Law means such Requirements of Law as amended as of the time of determination and includes any successor Requirements of Law. The headings to the Articles and Sections are for convenience of reference and shall not affect the meaning or interpretation of this Agreement. Except as otherwise stated, reference to Articles, Sections, Exhibits, Schedules and Annex means the Articles, Sections, Exhibits, Schedules and Annex of this Agreement. The words “including” or “includes” or similar terms used herein shall be deemed to be followed by the words “without limitation”, whether or not such additional words are actually set forth herein. Each agreement referred to herein or in Annex I hereto shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and hereof. The Exhibits and Schedules hereto are hereby incorporated by reference into, and shall be deemed a part of, this Agreement, provided that no Exhibit that consists of a form of agreement or instrument shall be deemed to become effective until executed and delivered by the appropriate parties.

ARTICLE II

CLOSING

2.1. Time and Place of Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place on a date and at a time agreed to by FDC and M&C, but in no event later than the second business day after the conditions set forth in Article VI have been satisfied or waived, at the offices of Sidley Austin Brown & Wood, Chicago, Illinois 60603, or at such other time or place or on such other date as the parties hereto may agree upon (the date of such Closing being sometimes referred to herein as the “Closing Date”).

2.2. Closing Actions. At the Closing, the parties hereto and their applicable Affiliates shall cause the following actions to take place in immediately successive steps in the following order (but all of which actions shall be deemed to take place on the Closing Date):

(a) FDFS shall contribute to the Company all of the issued and outstanding membership interests in Casino Credit Services, LLC (“CCS”). For purposes of such contribution, CCS shall be deemed to have a fair market value of zero, and no additional equity interest will be issued to FDFS on account of such contribution.

(b) M&C shall exercise its option to purchase from FDFS Membership Units representing 9% of the Company (128.7 Membership Units) pursuant to the Letter Agreement between FDC and M&C dated September 29, 2000 in exchange for a cash payment by M&C of

$27,000,000, payable by a wire transfer of immediately available funds to an account designated by FDC.

(c) FDC shall cause FDFS, LLC, to transfer to M&C (i) 670 common shares of CashCall, representing 67% of the outstanding equity interests in CashCall and (ii) all amounts owed by CashCall as of the Closing Date to Western Union Financial Services (Canada), Inc. in exchange for a cash payment by M&C of Eleven Million, Seven Hundred Twenty Five Thousand Dollars ($11,725,000), payable by wire transfer of immediately available funds to an account designated by FDC.

(d) M&C and FDFS shall execute and deliver the Membership Unit Purchase Agreement, in the form attached as Exhibit A (the “Membership Unit Purchase Agreement”), and in connection therewith, FDFS shall assign and transfer to M&C, and M&C shall purchase from FDFS, a portion of its Membership Units (such portion to be designated by M&C) in exchange for a cash payment by M&C of Four Hundred Seventy Eight Thousand Five Hundred Sixty Six Dollars and Twenty Six Cents ($478,566.26) per Membership Unit purchased thereby (the “M&C Purchase Payment”), payable by wire transfer of immediately available funds to an account designated by FDC, and the parties thereto shall take any other actions contemplated to be taken thereunder on the Closing Date to consummate such redemption. M&C shall notify FDFS of the number of FDFS owned Membership Units M&C has designated to be purchased pursuant to the Membership Unit Purchase Agreement not less than five business days prior to the Closing Date.

(e) M&C, FDFS and the Company shall execute and deliver the Membership Unit Redemption Agreement, in the form attached as Exhibit B (the “Membership Unit Redemption Agreement”), and in connection therewith FDFS shall assign and transfer to the Company, and the Company shall redeem from FDFS, all of FDFS’s remaining Membership Units (after giving effect to completion of the transaction contemplated by the Membership Unit Purchase Agreement) in exchange for a cash payment by the Company of Four Hundred Seventy Eight Thousand Five Hundred Sixty Six Dollars and Twenty Six Cents ($478,566.26) per Membership Unit redeemed thereby (the “GCA Redemption Payment”), payable by wire transfer of immediately available funds to an account designated by FDC, and the parties thereto shall take any other actions contemplated to be taken thereunder on the Closing Date to consummate such redemption.

(f) FDC and the Company shall execute and deliver the Sponsorship Indemnification Agreement, in the form attached as Exhibit C (the “Sponsorship Indemnification Agreement”), and in connection therewith, the Company shall cause a letter of credit (in a form to be reasonably acceptable to FDC) to be issued to FDC in the amount of $1,000,000 issued by a qualified financial institution selected by the Company with the prior consent of FDC, such consent not to be unreasonably withheld, together with instructions to the issuer of such letter of credit to make payments to FDC thereunder for any indemnified amounts under the Sponsorship Indemnification Agreement.

(g) The Company and Western Union Financial Services, Inc. shall amend and restate the Network Agency Agreement by execution and delivery of the Amended and Restated Network Agency Agreement, in the form attached as Exhibit D (the “Amended and Restated

Network Agency Agreement”), and the Company shall complete the related agent application form and compliance acknowledgement.

(h) The Company and Integrated Payment Systems, Inc. shall execute and deliver Amendment No. 3 to the Money Order Trust Agreement in the form attached as Exhibit E (“Amendment No. 3 to the IPS Agreement”).

(i) CashCall and Integrated Payment Systems Canada, Inc. shall execute and deliver Amendment No. 2 to the Canada Money Order Trust Agreement in the form attached as Exhibit F (“Amendment No. 2 to the Canada Money Order Trust Agreement”).

(j) The Company and TRS Recovery Services, Inc. shall execute and deliver Amendment No. 2 to the TeleCheck Marketing Agreement in the form attached as Exhibit G (“Amendment No. 2 to Marketing Agreement”).

(k) The Final Distribution shall be completed.

(l) Infonox shall agree to be bound by Section 4.5 and Section 4.14 of this Agreement pursuant to a written agreement reasonably acceptable to FDC.

(m) The Company and First Financial Bank shall execute and deliver Amendment No. 1 to the ATM Sponsorship Agreement in the form attached as Exhibit J (“Amendment No. 1 to ATM Sponsorship Agreement”)

For the avoidance of doubt, the Parties agree that the aggregate amount payable to FDFS and FDFS, LLC pursuant to Sections 2.2(a) – (e) (including the M&C Purchase Payment and the GCA Redemption Payment) shall total $435,600,000, and upon completion of those transactions, no FDC Related Person shall own any equity interest, or any option, warrant or right to acquire any equity interest, in the Company or any other Person which, directly or indirectly, is owned or controlled by the Company (where “control” means the power to direct the management or affairs of a Person and “ownership” means the beneficial ownership of more than 50% of the equity securities of the Person); it being understood and agreed that, to the Knowledge of the Parties, there exists no such Person other than has been addressed by the express terms of Section 2.2(a) – (e).

2.3 M&C’s Additional Closing Date Deliveries. Subject to satisfaction or waiver in writing by FDFS and FDC (where legally permissible) of the conditions set forth in Article VI, at the Closing, M&C shall deliver to FDFS all of the following:

(a) Copy of the Articles of Incorporation of M&C certified as of a recent date by the Secretary of State of the State of Nevada;

(b) Certificate of good standing of M&C issued as of a recent date by the Secretary of State of the State of Nevada;

(c) Certificate of the secretary or an assistant secretary of M&C, dated the Closing Date, in form and substance reasonably satisfactory to FDC, as to (i) the resolutions of the Board of Directors of M&C authorizing the execution and performance of this Agreement, any Ancillary Agreement to which M&C is a party and the transactions contemplated hereby and thereby; and (ii) incumbency and signatures of the officers of M&C and the Company executing this Agreement and any such Ancillary Agreement; and

(d) The certificate contemplated by Section 6.1, duly executed by a duly authorized officer of M&C; and

(e) An opinion of counsel substantially in the form set forth as Exhibit H.

2.4 FDFS’s Additional Closing Date Deliveries. Subject to satisfaction or waiver in writing by the M&C Parties (where legally permissible) of the conditions set forth in Article VI, at the Closing FDC shall deliver to M&C all of the following:

(a) Copy of the Certificate of Formation of FDFS certified as of a recent date by the Secretary of State of the State of Delaware;

(b) Certificate of good standing of FDFS issued as of a recent date by the Secretary of State of the State of Delaware;

(c) Certificate of the secretary or an assistant secretary of FDC, dated the Closing Date, in form and substance reasonably satisfactory to M&C, as to (i) the resolutions of the Board of Directors of FDC authorizing the execution and performance of this Agreement, any Ancillary Agreement to which an FDC Related Person is a party and the transactions contemplated hereby and thereby; and (ii) incumbency and signatures of the officers of each FDC Related Person executing this Agreement and any such Ancillary Agreement;

(d) The certificate contemplated by Section 6.2, duly executed by a duly authorized officer of FDC; and

(e) An opinion of counsel substantially in the form set forth as Exhibit I.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties of FDC and FDFS. As an inducement to each of the M&C Parties and the Company to enter into this Agreement and each Ancillary Agreement to which an M&C Party or the Company, as the case may be, is a party and to consummate the transactions contemplated hereby and thereby, FDFS and FDC, jointly and severally, represent and warrant to each of the M&C Parties and the Company and agree as follows:

(a) Organization, Good Standing, Etc. FDFS (i) is a limited liability company duly formed and validly existing under the laws of the State of Delaware, (ii) has the requisite limited liability company power and authority to own, lease and operate all of its assets and to carry on its business as it is now being conducted, and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified will not, individually or in the aggregate, have a material adverse effect on its ability to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(b) Authority of FDC Related Persons. Each FDC Related Person has full right, power and authority to execute and deliver this Agreement and any Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder in accordance with the terms hereof and thereof. The execution, delivery and performance by the Company of this Agreement and any Ancillary Agreement to which an FDC Related Person is a party have been duly authorized and approved by FDC and do not require any further authorization or consent. This Agreement has been duly executed and delivered by each of FDFS and FDC and (assuming the valid authorization, execution and delivery of this Agreement by each of the other parties hereto) constitutes the legal, valid and binding obligation of each of FDFS and FDC enforceable in accordance with its terms, and each Ancillary Agreement to which an FDC Related Person is a party, upon execution and delivery thereof by such FDC Related Person, will be (assuming the valid authorization, execution and delivery of such agreements by each of the other parties thereto) the legal, valid and binding obligation of such FDC Related Person enforceable in accordance with its terms, in each case except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and by general principles of equity.

(c) No Conflicts. Assuming receipt of the approvals set forth on the schedules to this Agreement or any approvals required pursuant to Gaming Regulations or the HSR Act, neither the execution and delivery of this Agreement or any of the Ancillary Agreements to which an FDC Related Person is a party or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will conflict with, violate, result in a breach of, constitute a default under, or result in the creation or imposition of any Encumbrance upon any of the assets or properties of such FDC Related Person, under (i) the organizational documents of such FDC Related Person, (ii) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which such FDC Related Person is a party or any of its assets or properties is subject or by which such FDC Related Person is bound, (iii) any Court Order to which such FDC Related Person is a party or any of its assets or properties is subject or by which FDFS is bound, or (iv) any Requirements of Law affecting such FDC Related Person or its assets or properties.

(d) Consents and Approvals. Assuming receipt of the approvals set forth on the schedules to this Agreement and any approvals required pursuant to the Gaming Regulations or the HSR Act, no consent, approval or authorization of, or declaration, filing or registration with, or notice to, or order or action of, any court, administrative agency or other Governmental Body or any other Person is required to be made or obtained by any FDC Related Person in connection with the execution and delivery by FDFS of this Agreement or of any FDC Related Person of any Ancillary Agreement to which it is a party, the consummation by any FDC Related Person of the transactions contemplated hereby or thereby and the performance by any FDC Related Person of its obligations contained herein or therein, other than consents, approvals or authorizations that, if not obtained, will not have, or are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of such FDC Related Person to consummate the transactions contemplated by this Agreement or by the Ancillary Agreements.

(e) No Violation, Litigation or Regulatory Action. There are no lawsuits, claims, suits, proceedings or investigations pending or, to the Knowledge of FDFS, threatened, which question the legality or propriety of the transactions contemplated by this Agreement or any Ancillary Agreement.

(f) Title. FDFS or FDFS, LLC, as applicable, has, or at the Closing will have, good and marketable title to (i) the membership interests in CCS to be contributed to the Company pursuant to Section 2.2(a), (ii) the Membership Units to be purchased by M&C pursuant to Section 2.2(b) and 2.2(d), (iii) the shares of CashCall to be transferred to M&C pursuant to Section 2.2(c), and (iv) the Membership Units to be redeemed by the Company pursuant to Section 2.2(e), free and clear of all Encumbrances, and upon the consummation of the aforementioned contribution, purchase, transfers and redemption, the recipient, purchaser, transferee and redeemer of the same shall have obtained good and marketable title thereto, free and clear of all Encumbrances, other than Encumbrances arising from the actions of the recipient, purchaser, transferee or redeemer thereof.

(g) Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of an FDC Related Person.

3.2. Representations and Warranties of FDC and FDFS Regarding the Company. As an inducement to each of the M&C Parties to enter into this Agreement and each Ancillary Agreement to which an M&C Party or the Company, as the case may be, is a party and to consummate the transactions contemplated hereby and thereby, FDC and FDFS, jointly and severally, represent and warrant to each of the M&C Parties and the Company, to the Knowledge of FDC and FDFS, as follows:

(a) Organization, Good Standing, Etc. Each Company Affiliate is a corporation or limited liability company duly formed or organized, validly existing and in good standing under the laws of the jurisdiction under which it was formed or organized, and is duly licensed or qualified to do business (or has made an application with respect thereto) in each jurisdiction set forth in Schedule 3.2(A), which list may exclude any jurisdiction where the failure to be so licensed or qualified will not, individually or in the aggregate, have a material adverse effect on the operations or financial condition of the Company or its ability to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements to which it is a party.

(b) Other Entities. Except for the following interests, the Company does not own, of record or beneficially, any direct or indirect equity or other interest, or any right (contingent or otherwise) to acquire the same, in any corporation, partnership, limited liability company, joint venture, association or other business entity:

(i) a 60% membership interest in QuikPlay;

(ii) a 100% membership interest in CCI Acquisition, which owns 100% of Central Credit; and

(iii) a 100% membership interest in Casino ATM.

(c) Capitalization.

(i) Other than 958 Membership Units held by FDFS and 472 Membership Units held by M&C, no FDC Related Person has authorized the issuance of any other membership or other equity interests in the Company. Other than M&C’s option to purchase from FDFS Membership Interests representing 9% of the Company pursuant to the Letter Agreement between FDC and M&C dated September 29, 2000, the Contribution Agreement or this Agreement, no FDC Related Person has granted any options, warrants or other rights, agreements, arrangements or commitments of any character relating to the outstanding equity interests in the Company or obligating the Company to issue or sell any equity interests in effect as of the date hereof.

(ii) No FDC Related Person has granted any options, warrants or other rights, agreements, arrangements or commitments of any character relating to the outstanding equity interests in QuikPlay or obligating QuikPlay to issue or sell any equity interests in effect as of the date hereof.

(iii) Other than the sole membership interest in CCS, which is to be contributed to the Company at the Closing, no FDC Related Person has authorized the issuance of any membership or other equity interests in CCS, nor has any FDC Related Person granted any options, warrants or other rights, agreements, arrangements or commitments of any character relating to the outstanding equity interests in CCS or obligating CCS to issue or sell any equity interests in effect as of the date hereof.

(iv) Other than 670 common shares of CashCall held by FDFS and 330 common shares of CashCall held by M&C, no FDC Related Person has authorized the issuance of any common shares or other equity interests in CashCall, nor has any FDC Related Person granted any options, warrants or other rights, agreements, arrangements or commitments of any character relating to the outstanding equity interests in CashCall or obligating CashCall to issue or sell any equity interests in effect as of the date hereof.

(v) Other than the sole membership interest in Casino ATM held by the Company, no FDC Related Person has authorized the issuance of any membership or other equity interests in Casino ATM, nor has any FDC Related Person granted any options, warrants or other rights, agreements, arrangements or commitments of any character relating to the outstanding equity interests in Casino ATM or obligating Casino ATM to issue or sell any equity interests in effect as of the date hereof.

(d) Litigation. Schedule 3.2(D) sets forth each material litigation, suit, claim, action or proceeding, including but not limited to those of a regulatory nature involving a Governmental Body, pending against any Company Affiliate or any property or asset of any Company Affiliate, before any court, arbitrator or Governmental Body, in which an employee of an FDC Related Person has provided legal representation since December 31, 2002.

(e) Permits. Schedule 3.2(E) sets forth a list of material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Body in the name of Company Affiliates (“Company Permits”) with respect to which, an employee of any FDC Related Person submitted filings to a Governmental Body on behalf of the Company since December 31, 2002, and, as of the date of this Agreement, the status of such Company Permits.

(f) Financial Statements. Schedule 3.2(F) sets forth a copy of the draft unaudited consolidated balance sheet of the Company Affiliates as of December 31, 2002 and the related draft unaudited statements of income, changes in owners equity and cash flows for the year ended December 31, 2002 (collectively, the “2002 Financial Statements”) prepared by the Company’s management, with respect to which, no representation or warranty is being made, except that no employee of any FDC Person has made any adjustments to the 2002 Financial Statements which would cause the 2002 Financial Statements to be incorrect in any material respect on account of any such adjustment.

(g) Taxes. Except as set forth on Schedule 3.2(G), (i) all material Tax Returns required to be filed by each Company Affiliate have been timely filed; (ii) all Taxes required to be paid by any Company Affiliate and shown on such Tax Returns have been timely paid or adequately reflected as a liability on the books of such Company Affiliate; (iii) no adjustments relating to Taxes required to be paid by any Company Affiliate has been proposed in writing by any Tax authority; (iv) there are no actions or proceedings pending or threatened in writing for the assessment or collection of Taxes against any Company Affiliate; (v) there are no Tax liens on any assets of the Company other than for Taxes not yet due and payable; and (vi) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any Taxes required to be paid by any Company Affiliate.

(h) FDC Related Person Contracts. Schedule 3.2(H) sets forth a list of all written agreements by and between any Company Affiliate, on the one hand, and any FDC Related Person on the other hand (“FDC Related Person Contracts”).

3.3. Representations and Warranties of the M&C Parties. As an inducement to each of FDC and FDFS to enter into this Agreement and each Ancillary Agreement to which an FDC Related Person or the Company, as the case may be, is a party and to consummate the transactions contemplated hereby and thereby, each M&C Party, jointly and severally, represents and warrants to each of FDC and FDFS and agrees as follows:

(a) Organization, Good Standing, Etc. M&C (i) is a corporation duly formed and, validly existing and in good standing under the laws of the State of Nevada, (ii) has the requisite corporate power and authority to own, lease and operate all of its assets and to carry on its business as it is now being conducted, and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified will not, individually or in the aggregate, have a material adverse effect on the operations or financial condition of M&C or its ability to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements to which it is a party.

(b) Capacity. Each of Messrs. Maskatiya and Cucinotta is a natural person and has the requisite capacity to enter into this Agreement and any Ancillary Agreement to which such Person is a party.

(c) Authority of M&C Parties. Each M&C Party has full right, power and authority to execute and deliver this Agreement and any Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder in accordance with the terms hereof and thereof. The execution, delivery and performance by each M&C Party of this Agreement and any Ancillary Agreement to which each M&C Party is a party have been duly authorized and approved by M&C, if applicable, and do not require any further authorization or consent. This Agreement has been duly executed and delivered by each M&C Party and (assuming the valid authorization, execution and delivery of this Agreement by each of the other parties hereto) constitutes the legal, valid and binding obligation of each M&C Party enforceable in accordance with its terms, and each Ancillary Agreement to which an M&C Party is a party, upon execution and delivery thereof by such M&C Party, will be (assuming the valid authorization, execution and delivery of such agreements by each of the other parties thereto) the legal, valid and binding obligation of such M&C Party enforceable in accordance with its terms, in each case except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and by general principles of equity.

(d) No Conflicts. Assuming receipt of the approvals set forth in the schedules to the Agreement or any approvals required pursuant to Gaming Regulations or the HSR Act, neither the execution and delivery of this Agreement or any of the Ancillary Agreements to which an M&C Party is a party or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will conflict with, violate, result in a breach of, or constitute a default under, or result in the creation or imposition of any Encumbrance upon any of the assets or properties of any M&C Party, under (i) the organizational documents of M&C, (ii) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which an M&C Party is a party or any of their respective assets or properties is subject or by which an M&C Party is bound, (iii) any Court Order to which an M&C Party is a party or any of their respective assets or properties is subject or by which an M&C Party is bound, or (iv) any Requirements of Laws affecting an M&C Party or its assets or properties.

(e) Consents and Approvals. Except as set forth on the schedules to the Agreement or any approvals required pursuant to the Gaming Regulations or the HSR Act, no consent, approval or authorization of, or declaration, filing or registration with, or notice to, or order or action of, any court, administrative agency or other Governmental Body or any other Person is required to be made or obtained by any M&C party in connection with the execution and delivery by each M&C Party of this Agreement or any Ancillary Agreement to which such M&C Party is a party, the consummation by each M&C Party of the transactions contemplated hereby or thereby and the performance by each M&C Party of their respective obligations contained herein or therein other than consents, approvals or authorizations that, if not obtained, will not have, or are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of such M&C Party or the ability of any M&C Party to consummate the transactions contemplated by this Agreement or by the Ancillary Agreements.

(f) No Violation, Litigation or Regulatory Action. There are no lawsuits, claims, suits, proceedings or investigations pending or, to the Knowledge of any M&C Party, threatened, which question the legality or propriety of the transactions contemplated by this Agreement or any Ancillary Agreement.

(g) Financing. On November 26, 2003, M&C entered into a nonbinding (except as to certain provisions relating to expenses, exclusivity and confidentiality) Letter of Intent with a private equity and venture capital firm with respect to equity financing. During the month of November 2003, both M&C and the Company met with several investment banks and commercial banks and has received nonbinding indications of the willingness and ability of certain of such banks to provide, or cause to be provided, debt financing which, together with the aforementioned equity financing, would be sufficient in amount to enable M&C and the Company, respectively, to consummate the transactions contemplated by this Agreement, taking into account the currently anticipated working capital needs of the Company as of the Closing Date.

(h) Investment Intent. M&C is acquiring Membership Units as an investment for its own account and not with a view to the distribution thereof.

(i) No Broker. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of an M&C Party.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1. No Public Announcement. None of M&C, FDFS or the Company or their respective Affiliates shall, without the approval of the other parties hereto, make any press release or other public announcement concerning the transactions contemplated by this Agreement or any Ancillary Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange, judicial process or regulatory requirements in which case the other parties hereto shall be advised and the parties hereto shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued; provided, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or any Ancillary Agreement or to comply with accounting, Securities and Exchange Commission and other regulatory disclosure obligations.

4.2. Taxes. (a) FDFS will prepare or cause to be prepared the income Tax Returns for each Company Affiliate (other than CashCall) for any taxable year or period that ends on the Closing Date, and will provide copies of such Tax Returns to M&C for its review not less than 20 days prior to FDFS filing such Tax Returns. Prior to the Closing Date, M&C and the Company shall provide to the FDFS powers of attorney or similar authorizations necessary to carry out the purposes of this Section 4.2. After the Closing Date, M&C will make available to FDFS as reasonably requested all information, records and documents relating to Taxes of any such Company Affiliate for such taxable year or period.

(b) M&C will file the income Tax Returns for CashCall for any taxable year or period that ends on or after the Closing Date. After the Closing Date, FDFS will make available to M&C as reasonably requested all information, records and documents relating to Taxes of CashCall for such taxable year or period.

4.3. Regulatory Matters. The Company and M&C will act diligently and use their respective best efforts to secure, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to FDFS, from any Governmental Body required to be obtained to permit the consummation of the transactions contemplated by this Agreement the post-Closing continuation of the businesses of each Company Affiliate as conducted immediately prior to the Closing, and to permit the removal of any FDC Related Person or any officer or employee of any FDC Related Person from serving as a licensed member, manager, officer or employee of any Company Affiliate. FDFS and Messrs. Maskatiya and Cucinotta shall act diligently and use commercially reasonable efforts to cooperate with the Company and M&C to obtain the consents, approvals and waivers contemplated by this Section 4.3. In furtherance of the foregoing, as soon as reasonably possible after the date hereof, the Company and each M&C Party shall file all applications, forms, notices, documents and other information required to be filed under the Gaming Regulations with respect to the consummation of the transactions contemplated hereby. Each of FDFS, the M&C Parties and the Company agrees to make available, and agrees to cause its respective Affiliates to make available, to the other such information as each of them may reasonably request relative to its business, assets and property as may be required of each of them to file any additional information requested by the applicable regulatory authorities under any such Gaming Regulations.

4.4. Nonsolicitation of Third Party Proposals. So long as this Agreement is in effect and each of the M&C Parties is in compliance with their respective obligations hereunder, prior to the Closing Date, FDFS and each of its Affiliates will not, directly or indirectly, solicit any offer or enter into negotiations relating to the sale or exchange of any Membership Units of the Company to any Person other than M&C or the Company or exercise its option pursuant to Section 10.4 of the Contribution Agreement, except, in each case, with the prior consent of M&C.

4.5. Mutual Release.

(a) Effective as of the Closing, except with respect to the retained obligations set forth on Schedule 4.5(A), each of the M&C Parties, for itself and its Affiliates (including Infonox), hereby fully, finally and forever releases, acquits, and discharges, and covenants not to sue FDC, its Affiliates (including FDFS) and their respective shareholders, directors, officers and employees (in their capacities as shareholders, directors, officers and employees) (collectively, the “FDC Released Parties”) from any and all liabilities, obligations, actions, causes of action, claims, in law or in equity, or other matters, whether known or unknown, arising or accruing on or prior to the Closing Date; provided, however, that nothing contained in this Section 4.5 shall apply to, or release any of the FDC Released Parties from any liabilities, obligations or claims arising from this Agreement or with respect to future performance of the Ancillary Agreements; for the avoidance of doubt, it being understood that the FDC Released Parties shall be released under the Service Agreements with respect to matters arising prior to the Closing Date, other than with respect to the items set forth on Schedule 4.5(A). Each M&C Party, for itself and its Affiliates, represents and warrants that neither such Person nor its Affiliates has assigned, conveyed, pledged, hypothecated or otherwise transferred any claim against the FDC Released Parties to another Person.

(b) Effective as of the Closing, except with respect to the retained obligations set forth on Schedule 4.5(B), FDC for itself and its Affiliates, hereby fully, finally and forever releases, acquits, and discharges, and covenants not to sue the Company or any M&C Party or any of their respective Affiliates and each of their respective shareholders, directors, officers and employees (in their capacities as shareholders, directors, officers and employees) (collectively, the “M&C Released Parties”) from any and all liabilities, obligations, actions, causes of action, claims, in law or in equity, or other matters, whether known or unknown, arising or accruing on or prior to the Closing Date; provided, however, that nothing contained in this Section 4.5 shall apply to, or release any of the M&C Released Parties from any liabilities, obligations or claims arising from this Agreement; for the avoidance of doubt, it being understood that the M&C Released Parties shall be released under the Service Agreements with respect to matters arising prior to the Closing Date, other than with respect to the items set forth on Schedule 4.5(B). FDC for itself and its Affiliates, represents and warrants that neither such Person nor its Affiliates has assigned, conveyed, pledged, hypothecated or otherwise transferred any claim against any M&C Released Parties to another Person.

(c) Effective as of the Closing, except with respect to the retained obligations set forth on Schedule 4.5(C), the Company, for itself and its Affiliates, hereby fully, finally and forever releases, acquits, and discharges, and covenants not to sue any FDC Released Party or any M&C Released Party from any and all liabilities, obligations, actions, causes of action, claims, in law or in equity, or other matters, whether known or unknown, arising or accruing on or prior to the Closing Date; provided, however, that nothing contained in this Section 4.5 shall apply to, or release any of the FDC Released Parties or M&C Released Parties from any liabilities, obligations or claims arising from this Agreement; for the avoidance of doubt, it being understood that the FDC Released Parties and the M&C Released Parties shall be released under the Service Agreements with respect to matters arising prior to the Closing Date, other than with respect to the items set forth on Schedule 4.5(C). The Company, for itself and its Affiliates, represents and warrants that neither such Person nor its Affiliates has assigned, conveyed, pledged, hypothecated or otherwise transferred any claim against any FDC Released Party or any M&C Released Parties to another Person.

(d) Each party, on behalf of itself and its Affiliates, hereby expressly waives the benefit of any statute or rule of law which, if applied to this Section 4.5, would otherwise exclude from its binding effect any claims not known by such party to exist which arose prior to the signing of this Agreement. EACH PARTY ACKNOWLEDGES THAT IT IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Each party, being aware of said code section, hereby expressly waives any rights it may have thereunder, as well as under any other statutes or common law principles of similar effect.

4.6. Notifications; Further Assurances.

(a) Each of the M&C Parties and FDFS shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

(b) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to cause the Closing to occur as promptly as practicable.

(c) The Company and M&C will act diligently and use their respective reasonable best efforts to secure financing to permit the payments to be made to FDFS pursuant to this Agreement and to otherwise consummate the transactions contemplated by this Agreement.

4.7. HSR Filing. It is the express intention of the parties hereto that at all times prior to and on the Closing Date M&C (together with its owners, parents, subsidiaries and affiliates) shall hold less than one hundred percent (100%) of the outstanding Membership Units of the Company. Accordingly, the Company and/or M&C shall, pursuant to Section 8.12, assign all or a portion of their rights under Sections 2.2(a) - (e) to one or more unaffiliated third parties so that concurrent with the consummation of the transactions contemplated by this Agreement, such third parties shall acquire, pursuant to a bona fide business transaction, a greater than five percent (5%) equity interest in the Company. As promptly as practicable after the date hereof, if required in order to consummate the transactions contemplated by this Agreement, M&C and FDFS shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the HSR Act, or any rules and regulations promulgated thereunder, with respect to the transactions contemplated hereby. Each Party warrants that all such filings by it will be, as of the date filed, true and accurate in all material respects and in material compliance with the requirements of the HSR Act and any such rules and regulations. Each of the M&C Parties and FDFS agrees to make available to the other such information as each of them may reasonably request relative to its business, assets and property as may be required of each of them to file any additional information requested by such agencies under the HSR Act and any such rules and regulations. The filing fees associated with compliance with the HSR Act shall be paid 50% by M&C and 50% by FDFS; provided that in no event shall FDC be obligated to pay more than $140,000 in respect of such filing fees, and M&C shall bear any expense in excess of such amount.

4.8. Guaranties. At or prior to Closing, either the Company or M&C shall cause any FDC Related Person to be fully released, as of the Closing Date, in respect of all obligations under any guaranties, letters of credit, letters of comfort, bid bonds or performance bonds obtained or given by such FDC Related Person relating to the business of the Company set forth on Schedule 4.8, and shall cause any FDC Related Person to be fully released as soon as reasonably practicable (which may be following the Closing Date), in respect of all other obligations under any guaranties, letters of credit, letters of comfort, bid bonds or performance bonds obtained or given by such FDC Related Person relating to the business of the Company of which FDC notifies M&C in writing (collectively, the “Guaranties”). Either the Company or M&C shall use reasonable efforts to cause such FDC Related Person to be fully released, in each case, effective as promptly as practicable, in respect of all obligations of such FDC Related Person under any such Guaranties. If the Company and M&C are unable to effect such a release with respect to any Guaranty after using reasonable efforts to do so, the Company and each M&C Party shall indemnify such FDC Related Person from any Loss or Expense arising from such Guaranty. Without limiting the foregoing, after the Closing, the Company and M&C will not, and will not permit any of is Affiliates to, renew, extend, amend or supplement any loan, contract, lease or other obligation that is covered by a Guaranty without providing FDC with evidence satisfactory to FDC that the Guaranty has been released. Any cash or other collateral posted by FDC or one of its Affiliates in respect of any Guaranty shall be delivered to FDC upon release of the applicable Guaranty.

4.9. Delivery of Books and Records. FDFS and FDC shall deliver, and shall cause each Affiliate of FDC to deliver, to the Company within thirty (30) days following the Closing the minute books and copies of all contracts to which the Company is a party which, to the Knowledge of FDC, are maintained by or in the possession of FDFS, FDC or any Affiliate of FDC.

4.10. Termination of Powers of Attorney. Except as may be necessary to comply with Section 4.2, effective upon the Closing, any power of attorney previously granted by any Company Affiliate to any FDC Related Person shall be deemed terminated, and following such termination, FDC shall not exercise or attempt to exercise, and shall prevent each FDC Related Person from exercising or attempting to exercise, any such power of attorney.

4.11. Covenant Not to Compete. The obligations of FDC pursuant to Section 10.1 of the Contribution Agreement shall survive the Closing until the third anniversary of the Closing Date, at which time FDC and its Affiliates shall have no further obligation pursuant thereto. For the avoidance of doubt, the covenant not to compete contemplated by the preceding sentence is agreed to include a prohibition on FDC or any of its Controlled Affiliates (as defined in the Contribution Agreement) from directly or indirectly entering into an above-market processing agreement (i.e., a processing agreement on economic terms sufficiently more favorable to FDC or such Controlled Affiliate than comparable processing agreements so as to establish that the processing agreement is a disguised sale of the portion of the customer’s business covered by such processing agreement) with a Person engaged in Restricted Gaming Activities (as defined in the Contribution Agreement) in order to circumvent the prohibition on FDC and its Controlled Affiliates from engaging in such Restricted Gaming Activities as set forth therein.

4.12. Termination of Certain Agreements. Except as set forth in Section 4.11, effective as of the Closing Date, as between any FDC Related Persons and the Company and/or the M&C Parties, the parties’ respective rights and obligations pursuant to the Contribution Agreement, the LLC Agreement, the second amendment to the Money Order Trust Agreement with an effective date of December 1, 2001 and the Participation Agreement dated as of November 28, 2001 by and between Western Union Financial Services, Inc. and the Company shall be deemed to have been terminated in all respects, and in connection with the Closing, at the request of the other party, each of the parties hereto shall execute and deliver, or cause their respective Affiliates to execute and deliver, any additional instruments necessary to document such terminations.

4.13. Employee Matters. The employees of FDC Related Persons (“Transferring Employees”) listed on Schedule 4.13 shall have their employment terminated by such FDC Related Person effective as of Closing and shall be offered continuing employment, without interruption, by the Company or a Company Affiliate commencing upon the Closing Date on terms and conditions substantially equivalent in the aggregate to the terms and conditions, including compensation and benefits, provided to such employees by such FDC Person as of the Closing. With respect to the Transferring Employees, the applicable FDC Related Person shall notify such employees of such termination as reasonably requested by the Company. FDC shall cause all FDC Related Persons to cooperate with the Company in the Company’s attempts to secure the continuing employment of such employees by the Company or a Company Affiliate commencing upon the Closing Date; provided that such cooperation shall not require any FDC Related Person to make any payment or waive any rights with respect to such Transferring Employee.

4.14. Covenant Not to Sue. On or after the Closing Date, each of the M&C Parties and Company Affiliates, for itself and its Affiliates (including Infonox), covenants not to sue any FDC Related Person, or the officers, directors or employees (in their capacities as such) of any FDC Related Person or any of its customers for any claims of infringement of, or otherwise related to, the Intellectual Property Rights of any M&C Party, Company Affiliate or their respective Affiliates in or to the products, ideas, inventions concepts, discoveries or other items (collectively, "Innovations") described on Schedule 4.14(A), whether prior to or following the Closing Date, except for Innovations that (i) were disclosed to any FDC Related Person subject to restrictions on use or disclosure pursuant to the terms of any confidentiality or nondisclosure agreement between any M&C Party, Company Affiliate or any of their respective Affiliates, on the one hand, and any FDC Related Person, on the other hand, or (ii) are covered by any Patent Rights identified on Schedule 4.14(B).

4.15. Transition Matters.

(a) Insurance; Risk of Loss. FDC will maintain its insurance policies and bonds covering the businesses and assets of the Company Affiliates, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date, and the Company shall become solely responsible for all such bonds and insurance coverage and related risk of loss based on events occurring after the Closing Date with respect to the Company Affiliates and their respective businesses and assets.

(a) Vendor Agreements. The Company shall use commercially reasonable efforts to enter into agreements with its current telecommunication providers and other current vendors, or successor telecommunications providers and other vendors, prior to the Closing Date pursuant to which the Company shall contract with such current providers and vendors or successor providers and vendors to receive products and services which, as of the date hereof, the Company purchases through FDC’s enterprise agreements as an Affiliate of FDC. Following the Closing Date, the Company will no longer be entitled to purchase through FDC’s enterprise agreements.

(b) FDT Services. FDC shall cause First Data Technologies, a Delaware corporation (“FDT”) to continue to provide services pursuant to the Services Agreement dated as of February 1, 2003 between FDT and CCS for up to 90 days following the Closing Date.

4.16. Updating Schedule 3.2(H). Prior to the Closing Date, FDC may, from time to time, by notice in accordance with the terms of this Agreement, update Schedule 3.2(H), in order to add additional FDC Related Person Contracts. FDC and the Company shall negotiate in good faith to determine whether to continue, amend or terminate such additional FDC Related Person Contracts following the Closing Date.

4.17. Service Location Reports. During the terms of the Service Agreements, as amended by the applicable Ancillary Agreements, for so long as any such agreements remain in effect, each calendar quarter the Company shall provide FDC with a report of all locations where the Company or any Company Affiliate sold the services contemplated under each such agreement during that quarter (a “Service Location Report”) for the purpose of assisting FDC complying with the Requirements of Law applicable to the services FDC Related Persons provide pursuant to such agreements. The Service Location Report shall list the business name (i.e., the name of the Company’s customer), physical address, the name of the tribal nation with jurisdiction (if applicable), the types of services offered at each such location, and such other information as the Company and FDC may from time to time mutually agree upon. Service Location Reports shall be delivered to FDC no later than the fifteenth day of the month following the end of each applicable calendar quarter.

4.18. Account Reconciliation. Prior to the earlier of January 31, 2004 and the Closing Date, each Company Affiliate and FDC shall reconcile outstanding accounts between each such Company Affiliate and any FDC Related Person (and, if any, among the Company Affiliates) for fees, commissions or other payments accrued as of December 31, 2003 in the ordinary course of business consistent with past practice pursuant to the Service Agreements, other commercial agreements and the FDFS monthly billings, and each of the Company and the applicable FDC Related Person shall make the payment determined pursuant to such reconciliation on or prior to January 31, 2004.

4.19. Additional Agreements. (a) Prior to the Closing Date, each of FDC, the Company and M&C shall negotiate in good faith an amendment to the TeleCheck Marketing Agreement pursuant to which (i) the Company would be permitted to market TeleCheck’s check verification and guarantee services to Gaming Establishments in the state of Michigan, (ii) the contracts currently held by TeleCheck Services, Inc., or its Affiliate, to provide check verification and guarantee services to Gaming Establishments in the state of Michigan would be treated as Gaming Contracts (as defined in the TeleCheck Marketing Agreement) and (iii) the Company would make a payment to FDC or its Affiliate in an amount to be determined; it being understood that the Parties shall be under no obligation to execute such an amendment unless and until each of the applicable parties shall have agreed to the terms of a definitive amendment, in which case, an appropriate amendment may be made to this Agreement.

(b) Prior to the Closing Date, each of FDC, the Company and M&C shall negotiate in good faith an amendment to the TeleCheck Marketing Agreement, which may be effective as of the Closing Date, pursuant to which TeleCheck would present invoices for services provided by TeleCheck to Gaming Establishments to the Company (rather than directly to the Gaming Establishment) which would consolidate such invoices with its invoices for services provided by the Company to each such Gaming Establishments, on terms to be agreed to among the parties, taking into consideration the regulatory, operational and financial implications of entering into such an arrangement; it being understood that the Parties shall be under no obligation to execute such an amendment unless and until each of the applicable parties shall have agreed to the terms of a definitive amendment, in which case, an appropriate amendment may be made to this Agreement.

ARTICLE V

INDEMNIFICATION

5.1. Indemnification by the M&C Parties. (a) Subject to the provisions of Sections 5.3, 5.4, 5.5, 5.6 and 5.7, each M&C Party, jointly and severally, shall indemnify, protect and hold harmless each FDC Group Member from and against any and all Losses and Expenses, imposed in any manner upon, incurred by or asserted against such FDC Group Member in connection with or arising from:

(i)	any breach of any representation or warranty of any of the M&C Parties contained in this Agreement; or

(ii)	any breach of any covenant or agreement of any of the M&C Parties contained in this Agreement;

provided that, the M&C Parties shall be required to indemnify and hold harmless under clause (i) of this subsection (a) with respect to Loss and Expense incurred by FDC Group Members only if such Loss and Expense exceeds $500,000 in the aggregate, but if in excess of such amount, then for the entire amount of such Loss and Expense without deduction.

(b) Subject to the provisions of Sections 5.3, 5.4, 5.5, 5.6 and 5.7, the Company shall indemnify, protect and hold harmless each FDC Group Member from and against any and all Losses and Expenses, imposed in any manner upon, incurred by or asserted against such FDC Group Member in connection with or arising from (i) any matter described on Schedule 3.2(D); or (ii) the termination by an FDC Related Person of the Transferring Employees, the employment by the Company or one of its Affiliates of the Transferring Employees, or the termination of such Transferring Employee by the Company or one of its Affiliates, including any severance payment arising from any of the foregoing (other than severance payments due solely pursuant to a written employment contract executed by an FDC Related Person without the consent of any M&C Party); it being understood that each FDC Group Member shall be indemnified hereunder for any payments due to Transferring Employees pursuant to the standard severance policy of FDC and/or the applicable FDC Related Person.

(c) The indemnification provided for in Subsection 5.1(a)(i) shall terminate on the first anniversary of the Closing Date (and no claims shall be made by any FDC Group Member under such Subsection 5.1(a)(i) thereafter), except that the indemnification by M&C with respect to a breach of a representation or warranty contained in Sections 3.2(a) and (b) shall continue indefinitely. The indemnification provided for in Subsection 5.1(a)(ii) shall continue until one (1) year after the applicable FDC Group Member knew or should have known of the breach of covenant or agreement by M&C, except that the indemnification by M&C with respect to a breach of Section 4.2 shall continue until the expiration of the applicable statute of limitations. The indemnification provided for in Subsection 5.1(b) shall continue indefinitely. Notwithstanding the foregoing, the indemnification by M&C pursuant to Section 5.1(a) shall continue as to any Loss or Expense of which any FDC Group Member has notified M&C in accordance with the requirements of Section 5.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 5.1.

5.2. Indemnification by FDFS and FDC. (a) Subject to the provisions of Sections 5.3, 5.4, 5.5, 5.6 and 5.7, FDFS and FDC, jointly and severally, shall indemnify, protect and hold harmless each M&C Group Member from and against any and all Losses and Expenses, whether or not litigation is commenced, imposed in any manner upon, incurred by or asserted against such M&C Group Member in connection with or arising from:

(i)	any breach of any representation or warranty of FDFS or FDC contained in this Agreement; or

(ii)	any breach of any covenant or agreement of FDFS or FDC contained in this Agreement.

provided that, FDFS and FDC shall be required to indemnify and hold harmless under clause (i) of this subsection (a) with respect to Loss and Expense incurred by the M&C Group Members only if such Loss and Expense exceeds $500,000 in the aggregate, but if in excess of such amount, then for the entire amount of such Loss and Expense without deduction.

(b) The indemnification provided for in Subsection 5.2(a)(i) shall terminate on the first anniversary of the Closing Date (and no claims shall be made by any M&C Group Member under such Subsection 5.2(a)(i) thereafter), except that the indemnification by FDFS and FDC with respect to a breach of a representation or warranty contained in Sections 3.1(a) and (b) shall continue indefinitely. The indemnification provided for in Subsections 5.2(a)(ii) shall continue until one (1) year after the applicable M&C Group Member knew or should have known of the breach of covenant or agreement by FDFS or FDC, except that the indemnification by FDFS and FDC with respect to a breach of Section 4.2 shall continue until the expiration of the applicable statute of limitations. Notwithstanding the foregoing, the indemnification by FDFS and FDC pursuant to Section 5.2 shall continue as to any Loss or Expense of which any M&C Group Member has notified FDFS and FDC in accordance with the requirements of Section 5.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 5.2.

5.3. Notice of Claims; Calculation of Loss or Expense. (a) Any FDC Group Member or M&C Group Member (the “Indemnified Party”) seeking indemnification hereunder shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other Ancillary Agreement upon which such claim is based; provided, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given in accordance with Section 5.4; provided, further, that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been materially and adversely prejudiced by such failure.

(b) In calculating any Loss or Expense there shall be (i) deducted any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer), (ii) deducted the amount of any reductions in federal, state, local, foreign and other Taxes (including estimated Taxes) payable by the Indemnified Party as a result of the indemnified event, (iii) added the amount of any increases in federal, state, local, foreign and other Taxes (including estimated Taxes) payable by the Indemnified Party as a result of the receipt of such payment (by reason of such payment being included in income, resulting in a reduction of tax basis, or otherwise increasing such Taxes payable by the Indemnified Party at any time) and (iv) added the amount of any increases in federal, state, local and other Taxes (including estimated Taxes) payable by the Indemnified Party as a result of the indemnified event.

(c) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article V shall be determined (i) by the written agreement between the Indemnified Party and the Indemnitor, (ii) by a final judgment or decree of any court of competent jurisdiction or arbitration or (iii) by any other means to which the Indemnified Party and the Indemnitor agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Loss and Expense suffered by it.

5.4. Third Person Claims. (a) Subject to Section 5.4(b), the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that (i) the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnified Party has so elected to conduct and control the defense thereof; and (ii) the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such claim, action or suit, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnitor shall fail, within fourteen (14) days after the making of such request, to acknowledge and agree in writing that, if such claim, action or suit shall be adversely determined, such Indemnitor has an obligation to provide indemnification hereunder to such Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit without such consent, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.

(b) If any third Person claim, action or suit against any Indemnified Party is solely for money damages then the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnitor has so elected to conduct and control the defense thereof. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit, provided, that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnitor to such payment, settlement or compromise and such consent was unreasonably withheld, in which event no claim for indemnity therefore hereunder shall be waived.

5.5. Scope of Indemnity. Except for remedies that cannot be waived as a matter of law, injunctive and provisional relief, if the Closing occurs, this Article V shall be the exclusive remedy for breach of the representations and warranties included in this Agreement.

5.6. Limitations on Damages. (a) If the Closing occurs, in no event shall FDC, the FDC Related Persons or the M&C Parties, respectively be liable pursuant to this Agreement for any amount in excess of $5,000,000; provided, however, the foregoing limitation shall not apply to a breach of the representations and warranties (and the indemnification obligation associated therewith) included in Section 3.1(b), 3.1(f), 3.1(g), 3.2(c), 3.2(g) or the covenants included in Section 4.11 or Section 8.7(b) (“Special Representations”). With respect to the Special Representations, neither the FDC Related Persons nor the M&C Parties shall be liable pursuant to this Agreement for any amount in excess of $435,600,000.

(b) IN NO EVENT SHALL ANY FDC RELATED PERSON, M&C OR ANY OF THEIR RESPECTIVE AFFILIATES BE LIABLE FOR ANY CONSEQUENTIAL DAMAGES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, ALL OF WHICH ARE HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER OR NOT ANY PARTY TO THIS AGREEMENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(c) Neither FDC nor FDFS shall have any liability for any inaccuracy in or breach of any representation or warranty by such Party if the M&C Parties had Knowledge on or before the Closing Date of the facts as a result of which such representation or warranty was inaccurate or breached. None of the M&C Parties shall have any liability for any inaccuracy in or breach of any representation or warranty by such Party if FDC or FDFS had Knowledge on or before the Closing Date of the facts as a result of which such representation or warranty was inaccurate or breached.

5.7. No Indemnification Under LLC Agreement. Effective upon the Closing, no FDC Related Person shall have any rights to indemnification under the LLC Agreement.

ARTICLE VI

CONDITIONS TO CLOSING

6.1. Condition to FDFS’s Obligations. The obligations of FDFS and FDC to consummate the transactions contemplated by this Agreement shall, at the option of FDFS and FDC, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(a) There shall have been no material breach by any M&C Party in the performance of any of its covenants and agreements herein; each of the representations and warranties of each M&C Party contained or referred to herein that are qualified as to materiality or by Material Adverse Effect shall be true and correct on the Closing Date, and each of the representations and warranties of each M&C Party contained or referred to herein that are not so qualified shall be true and correct in all material respects on the Closing Date, in each case as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by FDFS (or any transaction expressly contemplated by this Agreement) and there shall have been delivered to FDFS a certificate to such effect, dated the Closing Date, signed by each M&C Party.

(b) The parties shall have received all approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby and/or to permit the removal of any FDC Related Person or any officer or employee of any FDC Related Person from serving as a licensed member, manager, officer or employee of any Company Affiliate.

(c) No action, suit or proceeding by any Governmental Body shall have been instituted or threatened to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

(d) The Company shall have entered into a financing arrangement with Wells Fargo Bank, N.A., or another third party lender or financial institution, to return to FDFS all cash provided by FDFS pursuant to the ATM Cash Agreement dated as of December 1, 2000 between the Company and FDFS and/or the Currency Control Agreement dated as of December 1, 2000 between the Company and FDFS, each of which shall have been terminated and all cash provided by FDFS thereunder shall have been returned.

6.2. Conditions to M&C Parties’ Obligations. The obligations of each M&C Party and the Company to consummate the transactions contemplated by this Agreement shall, at the option of M&C, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(a) There shall have been no material breach by FDFS or FDC in the performance of any of its covenants and agreements herein; each of the representations and warranties of FDFS contained or referred to herein that are qualified as to materiality shall be true and correct on the Closing Date, and each of the representations and warranties of FDFS and FDC contained or referred to herein that are not so qualified shall be true and correct in all material respects on the Closing Date, in each case as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by an M&C Party or any transaction contemplated by this Agreement; and there shall have been delivered to M&C a certificate to such effect, dated the Closing Date and signed on behalf of FDFS and FDC by an authorized officer of FDC.

(b) No action, suit or proceeding by any Governmental Body shall have been instituted or threatened to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

(c) The parties shall have received all approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby and any other approval of a Governmental Body, the failure of which to receive would not reasonably be expected to have a material adverse effect on the Company.

(d) M&C and the Company shall have obtained financing sufficient to complete the payments to be made to FDFS pursuant to this Agreement.

ARTICLE VII

TERMINATION

7.1. Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual consent of M&C and FDC;

(b) by M&C in the event of any breach by FDFS or FDC of any of their respective agreements, representations or warranties contained herein which would result in a material adverse effect on the Company or FDFS’s or FDC’s ability to consummate the transaction contemplated hereby and the failure of FDFS or FDC to cure such breach within 30 days after receipt of notice from M&C requesting such breach to be cured;

(c) by FDFS in the event of any breach by any M&C Party of any of their respective agreements, representations or warranties contained herein which would have a material adverse effect on any M&C Party's ability to consummate the transactions contemplated hereby and the failure of such M&C Party to cure such breach within 30 days after receipt of notice from FDFS requesting such breach to be cured;

(d) by M&C or FDC if any court of competent jurisdiction in the United States or other United States Governmental Body shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; or

(e) by M&C or FDC if the Closing shall not have occurred on or before February 15, 2004 (or such later date as may be agreed in writing to by M&C and FDFS) provided, however, that the right to terminate this agreement under this Section 7.11(e) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the transactions contemplated by this Agreement to have been complete on or before February 15, 2004.

7.2. Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 7.1 shall give written notice of such termination to the other party to this Agreement.

7.3. Effect of Termination. In the event that this Agreement shall be terminated pursuant to this Article VII, all further obligations of the parties under this Agreement (other than Section 8.10) shall be terminated without further liability of any party to any other; provided, however, that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

8.2. Entire Agreement. This Agreement and the Ancillary Agreements and the Exhibits and Schedules hereto and thereto constitute the entire agreement among the parties hereto and their respective Affiliates and contain all of the agreements among such parties and their Affiliates with respect to the subject matter hereof and thereof. This Agreement and the Ancillary Agreements and the Exhibits and Schedules hereto and thereto supersede any and all other agreements, either oral or written, between such parties and their respective Affiliates with respect to the subject matter hereof and thereof.

8.3. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless the ineffectiveness or invalidity of such provision would result in one or more of the parties hereto being deprived of a right constituting a fundamental benefit of its bargain hereunder.

8.4. Amendment. This Agreement may be amended only by a written agreement executed by each of the parties hereto.

8.5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAW DOCTRINE, EXCEPT TO THE EXTENT THE DELAWARE LIMITED LIABILITY COMPANY ACT IS CONTROLLING.

8.6. Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

8.7. Further Assurances. (a) In connection with this Agreement and each Ancillary Agreement and the transactions contemplated hereby and thereby, each of the parties hereto shall execute and deliver, or cause their respective Affiliates to execute and deliver, any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and each Ancillary Agreement to which it is a party and the transactions contemplated hereby and thereby, including making available for copying the books and records of any Company Affiliate which FDC or any of its Affiliates may retain after the Closing Date.

(b) Without limiting the generality or, and in furtherance of, (a) above, following the Closing Date, FDC agrees to transfer to M&C (or its assigns) or the Company, as applicable, without any additional consideration, any equity interest, or any option, warrant or right to acquire any equity interest in the Company or any other Person which, directly or indirectly, is owned or controlled by the Company (where “control” means the power to direct the management or affairs of a Person and “ownership” means the beneficial ownership of more than 50% of the equity securities of the Person) in which any FDC Related Person may retain such an interest, option, warrant or right in contravention of Section 2.2 following the Closing Date; it being understood and agreed that, to the Knowledge of the Parties, there exists no such interest, option, warrant or right other than has been addressed by the express terms of Section 2.2(a) – (e).

8.8. Expenses. Except as set forth in Section 4.7 each of the parties hereto shall pay its own legal, accounting and other expenses (including filing fees incurred by a party with respect to any regulatory filing by such party) incident to its negotiation and preparation of this Agreement and each Ancillary Agreement and (except as expressly set forth herein or therein) the consummation of the transactions contemplated hereby and thereby.

8.9. Survival of Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

8.10. Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding any other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), and the preparation of this Agreement and other related documents. Such documents, materials and information shall not be communicated to any third Person (other than counsel, accountants or financial advisors). No party shall use any confidential information of any other party in any manner whatsoever except solely for the purpose of evaluating and consummating the transactions contemplated by this Agreement. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than such party, which obtained such documents without breach of any legal or fiduciary duty, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law, judicial process, or by any Governmental Body with jurisdiction in the matter, but in each case only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby or to otherwise comply with or enforce the terms of this Agreement or any Ancillary Agreement.)

8.11. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally, by courier or facsimile transmission or mailed (first class postage prepaid) to the parties at the addresses or facsimile numbers set forth below:

If to any M&C Party, to:

M&C International

2350 Mission College Blvd., Suite 200

Santa Clara, CA 95054

Telephone: (408) 492-0034

Facsimile: (408) 492-9644

Attention: Karim Maskatiya

with a copy to:

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, CA 94304-1018

Telephone: (650) 813-5615

Facsimile: (650) 494-0792

Attention: Paul “Chip” L. Lion III

If to FDC or FDFS, to:

First Data Corporation

265 Broad Hollow Road

Melville, New York 11747

Telephone: (631) 843-6240

Facsimile: (631) 843-6639

Attention: Richard E. Aiello

         Senior Vice President

With a copy to:

First Data Corporation

10825 Old Mill Road

Omaha, Nebraska 68154

Telephone: (402) 222-5237

Facsimile: (402) 222-5256

Attention: General Counsel

If to the Company, to:

Global Cash Access, L.L.C.

3525 East Post Road, Suite 120

Las Vegas, NV 89120

Telephone: (702) 855-3006

Facsimile: (702) 262-5039

Attention: Chief Executive Officer

The parties hereto agree that delivery of any copy shall not, by itself, be considered notice pursuant to this Section 8.11. All such notices and other communications will (x) if delivered personally or by courier to the address provided in this Section 8.11, be deemed given upon delivery, (y) if delivered by facsimile transmission to the facsimile number provided in this Section 8.11, be deemed given when receipt of transmission has been orally confirmed by the sending party, and (z) if delivered by first class or registered mail in the manner described above to the address as provided in this Section 8.11, be deemed given upon actual receipt by the party to be notified (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 8.11). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party.

8.12. Successors and Assigns. (a) Except for M&C’s and the Company’s ability to assign their respective rights under Section 2.2(a) - (e) and under the related Ancillary Agreements to an Affiliate and/or one or more third parties from whom M&C or the Company obtain financing for the purpose of consummating the transactions contemplated by this Agreement (it being understood that M&C shall retain its obligations hereunder), no party may assign its rights hereunder without the consent of the other parties;

(b) Subject to Subsection 8.12(a), this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns; provided, that any assignment hereunder shall not relieve the assigning party of its obligations hereunder. The successors and assigns hereunder shall include without limitation, the successors in interest to any party (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).

8.13. Access to Records. (a) For a period of six years after the Closing Date, FDFS and their representatives shall have reasonable access to all of the books and records of the Company to the extent that such access may reasonably be required by FDFS in connection with matters relating to or affected by the operations of the Company prior to the Closing Date. Such access shall be afforded by M&C and the Company upon receipt of reasonable advance notice and during normal business hours, subject to FDC’s confirmation that it agrees to comply with its confidentiality obligation with respect to such books and records as set forth in Section 8.10. FDFS shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 8.13 (a). If M&C, or the Company shall desire to dispose of any of such books and records prior to the expiration of such six-year period, M&C or the Company shall, prior to such disposition, give FDFS a reasonable opportunity, at FDFS's expense, to segregate and remove such books and records as FDFS may select.

(b) For a period of six years after the Closing Date, M&C and its representatives shall have reasonable access to all of the books and records relating to the Company which FDFS or any of their Affiliates may retain after the Closing Date. Such access shall be afforded by FDFS and their Affiliates upon receipt of reasonable advance notice and during normal business hours. M&C shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 8.13 (b). If FDFS or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, FDFS shall, prior to such disposition, give M&C a reasonable opportunity, at M&C's expense, to segregate and remove such books and records as M&C may select.

8.14. Disclaimer of Warranties. No FDC Related Person makes any representations or warranties with respect to any projections, forecasts or forward-looking information related to the Company. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE CERTIFICATE DELIVERED BY FDFS PURSUANT TO SECTION 6.2, FDFS IS TRANSFERRING ITS MEMBERSHIP UNITS (AND FDFS, LLC IS TRANSFERRING ITS SHARES) ON AN "AS IS, WHERE IS" BASIS AND EACH FDC RELATED PERSON DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES WHETHER EXPRESS OR IMPLIED. NO FDC RELATED PERSON MAKES ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. Each of the M&C Parties and the Company acknowledges that neither any FDC Related Person nor any of their respective representatives or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts or summaries heretofore made available by any FDC Related Person or their representatives to any M&C Party or the Company or any other information which is not included in this Agreement or the Schedules hereto, and neither any FDC Related Person nor any of their respective representatives or any other Person will have or be subject to any liability to any M&C Party, any Affiliate of M&C the Company or any other Person resulting from the distribution of any such information to, or use of any such information by, any M&C Party, any Affiliate of M&C the Company or any of their respective agents, consultants, accountants, counsel or other representatives.

8.15. No Third Party Beneficiaries. Except as expressly provided herein, this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto or establish any third-party beneficiary of any of the obligations of the parties set forth herein.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

FDFS HOLDINGS, LLC

By:	/s/ KIMBERLY S. PATMORE
Name:	Kimberly S. Patmore
Title:	CFO

FIRST DATA CORPORATION

By:	/s/ RICHARD E. AIELLO
Name:	Richard E. Aiello
Title:	Senior Vice President

M&C INTERNATIONAL

By:	/s/ KARIM MASKATIYA
Name:	Karim Maskatiya
Title:	President

KARIM MASKATIYA

/s/ KARIM MASKATIYA
Karim Maskatiya

ROBERT CUCINOTTA

/s/ ROBERT CUCINOTTA
Robert Cucinotta

GLOBAL CASH ACCESS, L.L.C.

By:	/s/ KIRK SANFORD
Name:	Kirk Sanford
Title:	CEO

1